Exhibit 99.1

NORTHSTAR REALTY FINANCE
ANNOUNCES 2005 THIRD QUARTER RESULTS

– AFFO Per Share Increases to $0.29 –
– Net Income of $0.23 Per Share –

Highlights

•	Increased AFFO to $7.9 million from $3.3 million, a quarter-over-quarter increase of 139%

•	Closed $567 million of new investments

•	Signed definitive agreement to sell 1552 Broadway, which upon closing will result in a $23.1 million increase in book value

•	Declared third quarter dividend of $0.23 per share

NEW YORK, NY, November 8, 2005 — NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the quarter ended September 30, 2005. The Company reported Adjusted Funds from Operations (AFFO) of $7.9 million in the third quarter of 2005, or $0.29 per share, compared to $3.3 million, or $0.13 per share, for the second quarter of 2005. The Company generated revenues of $17.6 million in the third quarter of 2005 compared to $14.2 million in the second quarter of 2005, as adjusted for discontinued operations. Net income for the third quarter of 2005 was $4.8 million, or $0.23 per share, compared to $1.2 million, or $0.06 per share in the second quarter, excluding an $8.6 million gain on the sale of an asset, or $0.41 per share. For a reconciliation of net income to AFFO, please refer to the tables on the following pages.

The Company's quarter-over-quarter revenues, after deducting interest income on cash and short-term investments, increased approximately 37% from $11.6 million in the second quarter, as adjusted for discontinued operations, to $15.9 million in the third quarter.

David Hamamoto, President and Chief Executive Officer, commented, "We have now fully deployed over $270 million of equity and trust preferred capital. Our third quarter results, excluding approximately $0.05 per share of certain realized and unrealized gains, reflect the investment of approximately $250 million of this amount on a weighted average basis during the third quarter. We remain guided by our objectives of achieving our targeted returns and maintaining our credit discipline, while financing our assets on a match funded basis with long term, low cost, non-recourse funding through our CDOs and non-recourse mortgages. Utilizing this strategy, we have substantially mitigated the risk associated with future interest rate volatility, which is best illustrated by the fact that an immediate 100 basis point increase in interest rates at September 30, 2005, would increase our annualized earnings by approximately $500,000."

Mr. Hamamoto added, "We continue to focus on improving our balance sheet. To this end, we have signed a definitive agreement to sell 1552 Broadway for $48 million, or $3,970 per square foot. The sale of this asset, coupled with the sale of 729 Seventh Avenue in the second quarter, has unlocked significant value for our shareholders. We expect to record a gain on sale of approximately $23.1 million in connection with the closing of 1552 Broadway."

Investment Activities

The Company closed on $567 million of new investments during the third quarter, bringing its total assets under management to approximately $2.6 billion.

During the third quarter, the Company acquired 505,395 square feet of office buildings in Salt Lake City, Utah, Rancho Cordova, California, Auburn Hills, Michigan and Camp Hill, Pennsylvania, for approximately $83.4 million. The Salt Lake City property is leased to the General Services Administration under a lease that expires in April 2012, and the other properties are leased to Electronic Data Systems Corp. under leases expiring in 2015.

With regard to the real estate securities business, the Company closed on $247.5 million of primarily investment grade CMBS securities funded through its warehouse facility for CDO V, which closed in September.

During the third quarter, the Company originated $114 million of first mortgage loans, 50% of which were sold to a third-party, and acquired $186.6 million of additional real estate loans. The Company financed $95.2 million of its loans closed in the third quarter through CDO IV, investing the $72 million balance of the financing proceeds from CDO IV's June closing. The company anticipates that the majority of the $148.4 million of loans closed in the third quarter that were not placed into CDO IV will be financed on a long-term, match funded basis through the Company's next proposed real estate debt CDO – CDO VI.

Financing Activities

The net leased properties that the Company acquired in the third quarter are financed with long-term, non-recourse mortgages. The property leased to the GSA is financed with a 5.16% fixed rate, seven year, $17 million mortgage loan. The properties leased to EDS are financed with a 5.373% fixed rate, ten year, $49.1 million mortgage loan.

In September 2005, the Company closed CDO V. The Company issued $500 million of primarily investment grade CDO bonds that have an average life of approximately nine years and bear interest at LIBOR plus a weighted average yield, including costs, of 0.55%. The CDO bonds are collateralized by a $500 million portfolio of primarily CMBS, senior debt of REITs and commercial real estate CDOs.

In September 2005, the Company also entered into a $400 million warehouse facility with a major financial institution under which collateral will be acquired and financed for the Company's next proposed investment grade securities CDO - CDO VII.

In July 2005, the Company entered into a master repurchase agreement with Wachovia Bank, National Association. The facility, as amended, permits the Company to borrow up to $350 million at LIBOR plus a spread, which ranges from 0.20% to 3.00%, in order to acquire first priority mortgage loans, senior or junior participation interests or B notes in first priority mortgage loans, mezzanine loans secured by commercial and multi-family properties and certain commercial properties, primarily in anticipation of CDO VI.

In September 2005, the Company also entered into an unsecured, $50 million revolving credit facility with Bank of America. The interest rate on the unsecured facility is LIBOR plus 325 basis points.

Subsequent Events

In October 2005, the Company entered into a definitive agreement, backed by a $2 million non-refundable deposit, to sell the property at 1552 Broadway in New York City to The Riese Organization's Restaurant Division, National Restaurants Management Inc., for a purchase price of $48 million, or $3,970 per square foot. The four-story, 12,091 square foot building is located at the corner of Broadway and West 46th Street in Times Square. The transaction, which is subject to customary closing conditions, is scheduled to close in the fourth quarter of 2005.

In October 2005, the Company also entered into a definitive purchase agreement with Allied Capital Corporation to acquire Timarron Capital, Inc. for a purchase price of between $2.0 million and $2.6 million, depending upon whether certain performance hurdles are achieved prior to closing. Timarron, based in Dallas, Texas, was organized by former senior executives of Principal Financial and other leading financial institutions to develop a nationwide commercial mortgage loan origination platform. Following the closing of the acquisition, which is expected in January 2006, Timarron will be renamed NorthStar Mortgage Capital. NorthStar Mortgage Capital will originate commercial mortgage loans for NorthStar's commercial real estate debt portfolio.

Mr. Hamamoto commented, "We are very enthusiastic about this strategic acquisition, which expands our existing origination capabilities with a team of very experienced and well respected real estate lending professionals."

Dividends

The Company declared a cash dividend of $0.23 per share of common stock, payable with respect to the quarter ended September 30, 2005, compared with a dividend of $0.15 per share of common stock paid in the second quarter. The dividend was paid on October 21, 2005 to shareholders of record as of the close of business on October 14, 2005.

For the quarter ended September 30, 2005, the Company had 26,790,161 weighted average diluted shares outstanding.

Earnings Conference Call

NorthStar Realty Finance Corp. will hold a conference call to discuss third quarter 2005 financial results today, November 8, 2005, at 5:00 PM Eastern time. Hosting the call will be David Hamamoto, President and Chief Executive Officer, and Mark Chertok, Chief Financial Officer and Treasurer.

A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at www.nrfc.com under the Investor Relations section. The call will also be archived on the Company's website for at least one year. The call can also be accessed live over the phone by dialing (800) 811-8830 or for international callers by dialing (913) 981-4904.

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers. The replay will be available from 8:00 p.m. on November 8, 2005, through midnight November 15, 2005. The password for the replay will be 6314062.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is an internally managed REIT that makes investments in commercial real estate debt, real estate securities and net lease properties. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp. and NorthStar Realty Finance Corp. Predecessor
Condensed Consolidated and Combined Statements of Operations
(unaudited)

Northstar Realty Finance Corp. Predecessor
Condensed Consolidated and Combined Statements of Operations

	The Company	The Predecessor	The Company	The Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30
	2005	2004	2005	2004
Revenues and other income:
Rent and escalation income	$2,983,000	$—	$7,857,000	$—
Advisory and management fee income	21,000	57,000	92,000	165,000
Advisory and management fee income - related parties	1,162,000	952,000	3,233,000	2,134,000
Interest income – debt securities	11,657,000	22,000	26,770,000	22,000
Interest income – debt securities – related party	1,824,000	906,000	5,128,000	1,469,000
Other revenue	2,000	—	7,000	—
Total revenues	17,649,000	1,937,000	43,087,000	3,790,000

Expenses:
Real estate properties – operating expenses	586,000	—	1,722,000	—
Interest expense	8,812,000	201,000	21,126,000	201,000
Management fees – related party	24,000	—	67,000	—
General & Administrative:
Direct:
Salaries and other compensation	1,395,000	238,000	3,934,000	838,000
Shared Services-related party	344,000	—	1,030,000	—
Equity based compensation	740,000	—	2,499,000	—
Insurance	257,000	—	687,000	—
Accounting and auditing fees	133,000	—	1,362,000	—
Other general and administrative	735,000	46,000	2,665,000	147,000
Allocated:
Salaries and other compensation	—	1,520,000	—	2,764,000
Insurance	—	90,000	—	285,000
Other general and administrative	—	323,000	—	845,000

Total general and administrative	3,604,000	2,217,000	12,177,000	4,879,000

Depreciation and amortization	1,080,000	—	2,833,000	—

Total expenses	14,106,000	2,418,000	37,925,000	5,080,000

Income (loss) from operations	3,543,000	(481,000)	5,162,000	(1,290,000)

Equity in earnings of unconsolidated/uncombined ventures	61,000	487,000	167,000	1,351,000

	The Company	The Predecessor	The Company	The Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30
	2005	2004	2005	2004
Unrealized gain (loss) on investments and other	651,000	(292,000)	1,200,000	425,000
Realized gain (loss) on investments and other	1,661,000	636,000	2,162,000	636,000

Income (loss) before minority interests and discontinued operations	5,916,000	350,000	8,691,000	1,122,000

Minority interest	(1,220,000)	—	(1,792,000)	—

Net income (loss) from continuing operations	4,696,000	350,000	6,899,000	1,122,000

Income (loss) from discontinued operations, net of minority interest	108,000	—	153,000	—

Gain on sale of discontinued operations, net of minority interest	—	—	8,630,000	—
Net income (loss)	$4,804,000	$350,000	$15,682,000	$1,122,000
Earnings per share
Net income (loss) from continuing operations before discontinued operations	$0.22		$0.32
Income (loss) from discontinued operations	0.01		0.01
Gain on sale of discontinued operations	—		0.41
Net income available to common shareholders	$0.23		$0.74
Weighted average number of shares of common stock outstanding
Basic	21,264,930		21,255,190

Diluted	26,790,161		26,774,300

1)	The results of operations for the nine and three ended September 30, 2004 represent the results of the Company's predecessor, a combination of certain controlling and non-controlling interests in real estate-related entities that represent the initial portfolio of assets contributed to the Company by certain subsidiaries of NorthStar Capital Investment Corp. on October 29, 2004. Management does not believe that the results of operations of the Company's predecessor are indicative of its results as a separate operating entity subsequent to the closing of its IPO.

Northstar Realty Finance Corp.
Condensed Consolidated Balance Sheets

	September 30, 2005	December 31, 2004
Assets:
Cash and cash equivalents	$20,524,000	$47,733,000
Restricted cash	10,250,000	2,713,000
Debt securities held for trading	33,022,000	826,611,000
Operating real estate -net	138,504,000	43,544,000
Debt securities available for sale	179,933,000	37,692,000
CDO deposit and warehouse agreements	2,500,000	2,988,000
Collateral held by broker	26,878,000	24,831,000
Subordinate real estate debt investments	524,716,000	70,841,000
Investment in common securities	2,020,000	—
Investments in and advances to uncombined ventures	2,212,000	5,363,000
Deferred costs and intangible assets, net	31,470,000	4,233,000
Assets held for sale	21,040,000	—
Other assets	8,856,000	11,801,000
Total assets	$1,001,925,000	$1,078,350,000

Liabilities:
Mortgage notes and loans payable	$137,400,000	$40,557,000
Liability to subsidiary trusts issuing preferred securities	67,020,000	—
Credit facility	204,804,000	27,821,000
Repurchase obligations	58,302,000	800,418,000
CDO Bonds payable	300,000,000	—
Securities sold, not yet purchased	24,553,000	24,114,000
Obligations under capital leases	3,356,000	3,303,000
Accounts payable and accrued expenses	7,029,000	5,603,000
Due to affiliates	70,000	250,000
Other liabilities	2,637,000	528,000
Total liabilities	805,171,000	902,594,000

Minority interest	38,510,000	32,447,000

Commitments and contingencies	—	—
Stockholders' equity	158,244,000	143,309,000
Total stockholder' equity	158,244,000	143,309,000

Total liabilities and stockholders' equity	$1,001,925,000	$1,078,350,000

Northstar Realty Finance Corp. and Northstar Realty Finance Corp. Predecessor
Reconciliation of Net income to Funds from Operations and Adjusted Funds from Operations

The following is a reconciliation of net income to FFO and AFFO and illustrates the difference in this measure of operating performance

	The Company	The Predecessor	The Company	The Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30
	2005	2004	2005	2004
Funds from Operations:
Income before minority interests	$5,916,000	$350,000	$8,691,000	$1,122,000
Adjustments:
Depreciation and amortization	1,080,000		2,833,000
Funds from discontinued operations	136,000		509,000
Real estate depreciation and amortization – unconsolidated ventures	—	489,000	—	1,461,000
Funds from Operations (FFO)	$7,132,000	$839,000	$12,033,000	$2,583,000

Adjusted Funds from Operations:
Funds from Operations (FFO)	$7,132,000	$839,000	$12,033,000	$2,583,000
Straightline rental income, net	(13,000)	—	(47,000)	—
Straightline rental income - discontinued operations	—	—	(290,000)	—
Amortization of fair market rental adjustment (FAS 141)	(1,000)	—	(4,000)	—
Amortization of deferred compensation	740,000	—	2,499,000	—
Adjusted funds from operations (AFFO)	$7,858,000	$839,000	$14,191,000	$2,583,000
FFO Per Share of Common Stock	$0.27		$0.45
AFFO per Share of Common Stock	$0.29		$0.53

Non-GAAP Financial Measures

Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of applicable SEC rules. These include: (i) Funds From Operations, and (ii) Adjusted Funds From Operations. The following discussion defines these terms, which the Company believes can be useful measures of its performance.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Management believes that FFO and AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. We calculate AFFO by subtracting from (or adding) to FFO:

•	normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain our properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•	an adjustment to reverse the effects of straight-lining of rents and fair value lease revenue under FAS 141; and

•	the amortization or accrual of various deferred costs including intangible assets and equity based compensation.

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, may not be comparable to such other REITs.

We believe that FFO and AFFO are additional appropriate measures of our operating performance because they facilitate an understanding of our operating performance after adjustment for certain non-cash expenses, such as real estate depreciation, which assumes that the value of real estate assets diminishes predictably over time. Since FFO is generally recognized as industry standards for measuring the operating performance of an equity REIT, we also believe that FFO provides investors with an additional useful measure to compare our financial performance to other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

The Company urges investors to carefully review the GAAP financial information included as part of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar Realty can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from NorthStar Realty's expectations include, but are not limited to changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, policies and rules applicable to REITs, the continued service of key management personnel, the effect of competition in the real estate finance industry, the costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements, and other risks detailed from time to time in NorthStar Realty's SEC reports. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Such forward-looking statements speak only as of the date of this press release. NorthStar Realty expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:
Investor Relations
(800) 684-8879